Exhibit 99.1

AMENDMENT NO. 1 TO THIRD AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP OF
KINDER MORGAN ENERGY PARTNERS, L.P.

This Amendment No. 1 to Third Amended and Restated Agreement of Limited Partnership of Kinder Morgan Energy Partners, L.P. (this "Amendment") is made as of the 19th day of November, 2004, by Kinder Morgan G.P., Inc., a Delaware corporation (the "General Partner"), in its individual capacity and as attorney-in-fact for the Limited Partners (as such term is defined in the Partnership Agreement) of Kinder Morgan Energy Partners, L.P., in accordance with Article XV of the Partnership Agreement (as such capitalized terms are defined below).

R E C I T A LS

A.   The General Partner is the sole general partner of Kinder Morgan Energy Partners, L.P., a Delaware limited partnership (the "Partnership") organized under a Third Amended and Restated Agreement of Limited Partnership dated as of May 18, 2001 (the "Partnership Agreement").

B.   The Partnership is entering into a Contribution Agreement dated November 19, 2004 (the "Contribution Agreement") among Kinder Morgan, Inc., a Kansas corporation ("KMI"), Kinder Morgan TransColorado, Inc., a Utah corporation ("KMTC"), KN TransColorado, Inc., a Colorado corporation ("KN TransColorado"), and the Partnership.

C.   The Contribution Agreement provides for, among other things, the contribution of (i) all of KMTC's general partnership interest in TransColorado Gas Transmission Company, a Colorado general partnership ("TransColorado"), and (ii) all of KN TransColorado's general partnership interest in TransColorado, in exchange for the issuance by the Partnership to KMTC and KN TransColorado of an aggregate of 1.4 million common units representing limited partnership units of the Partnership.

D.   Pursuant to the Contribution Agreement, the Partnership shall incur debt in an amount equal to $210,824,000 on such terms as may be acceptable to the Partnership (the "KMEP Debt"). The Partnership will use the proceeds of the KMEP Debt to fund distributions to (i) KMTC in the amount of $105,412,000 and (ii) KN TransColorado in the amount of $105,412,000 (collectively, the "Special Distributions"), which shall be declared and paid to KMTC and KN TransColorado upon their contributions to the Partnership pursuant to the Contribution Agreement.

E.   To effect the Special Distributions as contemplated by the Contribution Agreement, it is necessary to amend the Partnership Agreement as provided herein.

F.   Section 15.1(d) of the Partnership Agreement provides that the General Partner may amend the Partnership Agreement without the consent of any Limited Partner to reflect a change that, in the sole discretion of the General Partner, does not adversely affect the Limited Partners in any material respect. In addition, Section 15.1(d) of the Partnership Agreement provides that the General Partner may amend the Partnership Agreement without the consent of any Limited Partner to reflect a change that is required to effect the intent of the provisions of the Partnership Agreement or is otherwise contemplated by the Partnership Agreement.

G.   The General Partner is authorized to execute and deliver this Amendment on behalf of the Limited Partners pursuant to Sections 15.1 and 1.4 of the Partnership Agreement.

AGREEMENT

NOW, THEREFORE, the Partnership Agreement is hereby amended as follows:

1.   Section 5.8. A new Section 5.8 is hereby added to the Partnership Agreement, to follow Section 5.7 and to read in full as follows:

     "5.8  Special Distributions.  Notwithstanding anything to the contrary set forth in this Agreement, following the contributions to the Partnership by (i) Kinder Morgan TransColorado, Inc., a Utah corporation ("KMTC"), of all of its general partnership interest in TransColorado Gas Transmission Company, a Colorado general partnership ("TransColorado"), and (ii) KN TransColorado, Inc., a Colorado corporation ("KN TransColorado"), of all of its general partnership interest in TransColorado, in each case as contemplated by the Contribution Agreement dated November 19, 2004 (the "Contribution Agreement"), among KMI, KMTC, KN TransColorado and the Partnership, the Partnership shall distribute $105,412,000 in cash to KMTC and $105,412,000 in cash to KN TransColorado (without a corresponding distribution to the General Partner or the Limited Partners) as provided for in the Contribution Agreement. Notwithstanding anything to the contrary set forth in this Agreement (including Section 5.1(d)(iii)(A)), neither KMTC, KN TransColorado nor the General Partner shall receive an allocation of income (including gross income) or gain as a result of the distributions provided for in the preceding sentence."

5.   Ratification.  Except as expressly amended hereby, the Partnership Agreement is hereby ratified and confirmed, and shall continue in full force and effect.

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IN WITNESS WHEREOF, the General Partner has executed and delivered this Amendment, in its individual capacity and as attorney-in-fact for the Limited Partners, in accordance with Section 15.1 of the Partnership Agreement, as of the date first above written.

KINDER MORGAN G.P., INC., as General Partner
By:	/s/	C. Park Shaper
C. Park Shaper Executive Vice President and Chief Financial Officer

KINDER MORGAN G.P., INC., as Attorney-in-Fact for the Limited Partners
By:	/s/	David D. Kinder
David D. Kinder Vice President

[Signature page – Amendment No. 1 to KMP LP Agreement]